Exhibit 99.1

For Immediate Release	Contact:	Richard P. Cleys, VP and CFO
June 20, 2007		ScanSource, Inc.
864.286.4358

SCANSOURCE ANNOUNCES EXECUTIVE OFFICER PROMOTIONS

GREENVILLE, SC – June 20, 2007 – ScanSource, Inc., (NASDAQ: SCSC), a leading international value-added distributor of specialty technology products for the reseller market, today announced the promotions of R. Scott Benbenek to President of Worldwide Operations and Andrea D. Meade to Executive Vice President of Operations and Corporate Development. They will report to Michael L. Baur who has served as the Company’s Chief Executive Officer since 2000 and President since 1992 and will continue to lead the Company as its Chief Executive Officer.

Mr. Benbenek will oversee worldwide operations for all business units in all geographies under the direction of CEO, Mike Baur. Mr. Benbenek will be responsible for managing the Company’s continued profit in all of its technology segments including, AIDC (automatic identification and data capture), POS (point of sale), communications and electronic security. Mr. Benbenek is a 17 year veteran in the technology distribution industry and has been with ScanSource for almost a decade. Mr. Benbenek has been serving as Executive Vice President, Corporate Operations since 2002 and has held prior positions at the Company including, Vice President of Merchandising and Director of Merchandising.

Ms. Meade will be responsible for the Company’s North American distribution operations and logistics, technical services, reverse logistics and customer service and IT functions. In addition Ms. Meade will oversee the Company’s reseller services business and continue to provide strategic planning and corporate development advice. Ms. Meade began working for the Company in February 2000 as its Director of Strategic Development. Ms. Meade served in that capacity until her January 2002 promotion to the position of Executive Vice President, Corporate Operations. Ms. Meade will report to CEO, Mike Baur.

“Scott and Andrea have been major contributors to ScanSource’s success,” said Mr. Baur. “Since joining ScanSource they have proven to be strategic leaders who provide a sound approach to major business decisions that are critical to our growth and future success. “They bring to these new positions years of distribution experience, expertise and insight. The Company is excited about these new positions and the increased capacity this will bring to the Company’s executive management team.”

About ScanSource, Inc.

ScanSource, Inc. {NASDAQ: SCSC} is a leading international distributor of specialty technology products. The Company markets specialty technologies through five sales units: ScanSource [automatic identification and data capture (AIDC) and point-of-sale (POS) products]; Catalyst Telecom (Avaya communications products); Paracon (communications products); T2 Supply (video conferencing and telephony products); and ScanSource Security Distribution (electronic security products).

ScanSource serves the North America marketplace and has an international segment, which sells AIDC and POS products, in Latin America and Europe. Founded in 1992, the company ranks #956 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

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